Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned individuals, in his or her capacity as a director of WPX Energy, Inc., a Delaware corporation (“WPX Energy”), does hereby constitute and appoint each of Dennis C. Cameron and Stephen E. Brilz as his or her true and lawful attorney-in-fact, with full power and authority to sign WPX Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and any and all amendments thereto or any and all instruments necessary or incidental in connection therewith. Each said attorney-in-fact shall have full power of substitution, and each said attorney-in-fact shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in or about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorney-in-fact.
This power of attorney has been duly executed below by the following persons as of the 22nd day of February, 2018.

/s/ John A. Carrig	/s/ William R. Granberry
John A. Carrig	William R. Granberry

/s/ Robert K. Herdman	/s/ Karl F. Kurz
Robert K. Herdman	Karl F. Kurz

/s/ Kelt Kindick	/s/ Henry E. Lentz
Kelt Kindick	Henry E. Lentz

/s/ George A. Lorch	/s/ William G. Lowrie
George A. Lorch	William G. Lowrie

/s/ Kimberly S. Lubel	/s/ David F. Work
Kimberly S. Lubel	David F. Work